Exhibit 10.1

Execution Version

SIXTH AMENDED AND RESTATED LIMITED WAIVER

THIS SIXTH AMENDED AND RESTATED LIMITED WAIVER dated as of March 31, 2021 (the “A&R Limited Waiver”) is granted by Bank of Montreal, as administrative agent (the “Administrative Agent”), on behalf of and at the direction of the Required Lenders in favour of MGE Niagara Entertainment Inc. (the “Borrower”);

WHEREAS the Borrower entered into a credit agreement dated as of June 10, 2019 (as amended on July 17, 2019 and as may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”) with, among others, Complex Services Inc., as guarantor, the Administrative Agent, and each of the lenders party thereto from time to time, as lenders (the “Lenders”);

AND WHEREAS in light of the COVID-19 pandemic and in accordance with Applicable Law, OLG has authorized and directed the temporary closure of the Casino Facilities (the “Closure”) until the date on which such Casino Facilities are permitted to open to the public in accordance with Applicable Law, subject to any other re-opening date by agreement of the parties;

AND WHEREAS OLG has agreed to provide certain financial relief to the Borrower under the COSA, as further described in the letters from OLG to the Borrower dated April 19, 2020, June 11, 2020 and June 12, 2020, copies of which have been provided to the Lenders;

AND WHEREAS, the Closure has been for a duration of more than 60 consecutive days which, in the absence of the Previous Limited Waivers (as defined below), would have resulted in an Event of Default under Section 11.1.11 of the Credit Agreement (the “Closure Default”);

AND WHEREAS the Closure was anticipated to result in a breach of the financial covenants set forth in Sections 9.4.1 and 9.4.2 of the Credit Agreement as at June 30, 2020 (the “Anticipated June Financial Covenant Breach”), and the Borrower had requested, and the Required Lenders had agreed, in the Second Amended and Restated Limited Waiver dated as of June 30, 2020 (the “Second June Limited Waiver”), which amended and restated an earlier limited waiver dated June 15, 2020 (the “First June Limited Waiver”), which amended and restated an earlier limited waiver dated May 15, 2020 (the “May Limited Waiver” together with the First June Limited Waiver, the Second June Limited Waiver, the July Limited Waiver (as defined below), the September Limited Waiver (as defined below) and the November Limited Waiver (as defined below), collectively, the “Previous Limited Waivers”) to, among other things, extend the waiver of the Closure Default and waive the Anticipated June Financial Covenant Breach until July 31, 2020, and waive the delivery of the Compliance Certificate for the Fiscal Quarter ending June 30, 2020 pursuant to Section 9.1.1.3(a) of the Credit Agreement (the “Q1 Compliance Certificate”) until July 31, 2020;

AND WHEREAS, pursuant to a Third Amended and Restated Limited Waiver dated as of July 31, 2020 (the “July Limited Waiver”), which amended and restated the Second June Limited Waiver, the Administrative Agent on behalf of and at the direction of the Required Lenders (i) extended the waiver of the Closure Default, the Anticipated June Financial Covenant Breach and the delivery of the Q1 Compliance Certificate, and (ii) waived any additional breaches of the financial covenants set forth in Sections 9.4.1 and 9.4.2 of the Credit Agreement (together with all other waivers of breaches of the financial covenants set forth in Sections 9.4.1 and 9.4.2 of the Credit Agreement provided by the Agent (on behalf of the Lenders) on or prior to the date hereof, collectively, the “Financial Covenant Breaches”), and any consequences thereof under the Credit Agreement or any other Loan Document, to September 30, 2020;

AND WHEREAS, pursuant to a Fourth Amended and Restated Limited Waiver dated as of September 30, 2020 (the “September Limited Waiver”), which amended and restated the July Limited Waiver, the Administrative Agent on behalf of and at the direction of the Required Lenders (i) extended the waiver of the Closure Default, the Financial Covenant Breaches and the delivery of the Q1 Compliance Certificate, and (ii) waived any additional Financial Covenant Breaches, and the delivery of the Compliance Certificate for the Fiscal Quarter ending September 30, 2020 pursuant to Section 9.1.1.3(a) of the Credit Agreement (the “Q2 Compliance Certificate”) and the delivery of the Annual Business Plan for the Operating Year ending March 31, 2021 pursuant to Section 9.1.1.4 of the Credit Agreement (the “2021 Annual Business Plan”), and any consequences thereof under the Credit Agreement or any other Loan Document, to November 30, 2020;

AND WHEREAS, pursuant to a Fifth Amended and Restated Limited Waiver dated as of November 30, 2020 (the “November Limited Waiver”), which amended and restated the September Limited Waiver, the Administrative Agent on behalf of and at the direction of the Required Lenders (i) extended the waiver of the Closure Default, the Financial Covenant Breaches and the delivery of the Q1 Compliance Certificate and Q2 Compliance Certificate, and (ii) waived any additional Financial Covenant Breaches, and the delivery of the Compliance Certificates for the Fiscal Quarters ending December 31, 2020 and March 31, 2021 and the Operating Year ending March 31, 2021, pursuant to Section 9.1.1.3(a) of the Credit Agreement (collectively, the “Q3/Q4 Compliance Certificates”), and any consequences thereof under the Credit Agreement or any other Loan Document, to March 31, 2020;

AND WHEREAS, the Borrower has requested that the Required Lenders extend the waiver of (i) the Financial Covenant Breaches, (ii) the requirement to deliver the Q1 Compliance Certificate, the Q2 Compliance Certificate, the Q3/Q4 Compliance Certificates and the 2021 Annual Business Plan, (iii) any occurrence of the Closure Default, and any consequences thereof, under the Credit Agreement or any other Loan Document, in each case from the date hereof until September 30, 2021 (such period being referred to herein as the “Extended Waiver Period”);

AND WHEREAS the Borrower has requested, and the Required Lenders have agreed, to also waive (i) additional anticipated breaches of the financial covenants set forth in Sections 9.4.1 and 9.4.2 of the Credit Agreement for the Fiscal Quarter ending June 30, 2021 and the Fiscal Quarter ending September 30, 2021, (ii) the delivery of the Compliance Certificates for the Fiscal Quarter ending June 30, 2021 and the Fiscal Quarter ending September 30, 2021, each pursuant to Section 9.1.1.3(a) of the Credit Agreement (together with the Q1 Compliance Certificate, the Q2 Compliance Certificate and the Q3/Q4 Compliance Certificates, collectively, the “Compliance Certificates”), and (iii) the delivery of the Annual Business Plan for the Operating Year ending March 31, 2022 (the “2022 Annual Business Plan” together with the 2021 Annual Business Plan, collectively, the “Annual Business Plans”), in each case, until the end of the Extended Waiver Period;

AND WHEREAS the Required Lenders have agreed to the requested waivers on the terms and conditions specified herein;

NOW THEREFORE the parties hereto hereby agree as follows:

1.	Capitalized terms used and not otherwise defined in this A&R Limited Waiver shall have the meanings given to them in the Credit Agreement or Schedule A attached hereto, as applicable.

2.

The Administrative Agent on behalf of the Required Lenders hereby waives any occurrence of the Closure Default, the Financial Covenant Breaches and the requirement to deliver the Compliance Certificates and the Annual Business Plans and any consequences thereof, under the Credit Agreement or any other Loan Document, during the Extended Waiver Period; provided that the Borrower agrees that the waivers and consents set out herein continue to be subject to the terms and conditions set out in Section 2 of the July Limited Waiver which, for greater certainty, are set out below (except for the minimum Liquidity requirement in clause (c) which has been reduced as of the date hereof from $15,000,000 to $12,500,000):

(a)	the Borrower shall not request, and the Lenders shall have no obligation to make available, any Advances under either Credit Facility;

(b)	Schedule B of the Credit Agreement is deleted in its entirety and replaced with Schedule B attached hereto, and the Applicable Margin shall be deemed to be at Level 5;

(c)	it shall at all times maintain Liquidity of not less than $12,500,000;

(d)	it shall not make any Distributions pursuant to clause (c) or (e) of the definition of Permitted Distributions;

(e)

it shall not (i) amend, modify, supplement or waive provisions of the Leases, the MGE Management Agreement, the CNHI Consulting Agreement or the Convertible Debentures unless such amendment, modification, supplement or waiver would not increase payments by the Borrower thereunder or otherwise be adverse to the interests of the Lenders, or (ii) make any Acquisitions; and

(f)

by no later than the Tuesday of each week commencing August 4, 2020, it shall deliver to the Administrative Agent a report on its Liquidity which sets out (i) the Liquidity of the Borrower as at the last Business Day of the prior one week period, and (ii) a reconciliation to the Liquidity Forecast (updated to reflect the Extended Waiver Period) and management commentary as to any material variations.

3.

The Borrower agrees that it shall be an Event of Default under the Credit Agreement if, during the Extended Waiver Period, OLG ceases to either (i) provide the Borrower with full relief from the Threshold (as defined in the COSA) payments otherwise due under the COSA for more than five (5) Business Days in aggregate during such period, or (ii) pay to the Borrower the Fixed Component Per Diem (as defined in the COSA) for more than five (5) Business Days in aggregate during such period.

4.

This A&R Limited Waiver and the amendments and waivers herein shall become effective on the date on which (a) the Administrative Agent has received executed counterparts of this A&R Limited Waiver, and (b) an extension fee of 5 basis points on the Commitment of each Lender which provides its consent to this A&R Limited Waiver shall be paid to the Administrative Agent for each such Lender’s account.

5.

The waivers contained in this A&R Limited Waiver shall be effective only in this instance for the duration of the Extended Waiver Period and for the specific purpose for which they were intended and shall not be deemed to be consents to any other transaction or matter or waivers of compliance in the future, or waivers of any preceding or succeeding breach of the same or any other covenant or provision of the Credit Agreement or any other Loan Document.

6.

This A&R Limited Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This A&R Limited Waiver may be executed by way of electronic signature (including through an information system such as DocuSign or OneSpan or by any other electronic means) and any such execution of this A&R Limited Waiver shall be of the same legal effect, validity or enforceability as a manually executed signature. Delivery of an executed counterpart of a signature page to this A&R Limited Waiver by telecopier or by electronic transmission of a pdf formatted copy shall be effective as delivery of a manually executed counterpart of this A&R Limited Waiver.

7.

The Borrower, by countersigning this A&R Limited Waiver, confirms that, after taking into account the waivers provided for herein (i) no Default or Event of Default has occurred and is continuing as of the date hereof and (ii) the representations and warranties of the Loan Parties made in or pursuant to the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (except such representations and warranties which are specified to be made as of a particular date, in which case such representations and warranties were true and correct as of such date).

8.	This A&R Limited Waiver constitutes a Loan Document for the purposes of the Credit Agreement, and amends and restates the November Limited Waiver in its entirety.

9.	This A&R Limited Waiver shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

- signature pages follow -

IN WITNESS WHEREOF, the Administrative Agent has signed this A&R Limited Waiver on behalf of and at the direction of the Required Lenders effective as of the first date written above.

BANK OF MONTREAL, as Administrative Agent

By:	/s/ James Di Giacomo
Name: James Di Giacomo Title: Managing Director

By:	/s/ Emily Masry
Name: Emily Masry Title: Director

[Signature Page – March 2021 A&R Waiver]

The undersigned acknowledges and agrees to the foregoing as of the date first above written.

MGE NIAGARA ENTERTAINMENT INC., as Borrower

By:	/s/ Richard Taylor
Name: Richard Taylor Title: Vice President

By:	/s/ Navtej Sandhawalia
Name: Navtej Sandhawalia Title: Secretary

[Signature Page – March 2021 A&R Waiver]

SCHEDULE A – DEFINITIONS

“Cage Cash” means, at any time, the aggregate amount of cash float held by, or for the account of, any Obligor that is maintained by such Obligor under Applicable Law or any Material Authorization for the purpose of making change, redeeming chips and paying winnings to any Person entitled thereto in connection with the slot machines, table games, and other lottery and related promotional schemes conducted, managed and operated by any Obligor in the Casino Facilities. For certainty, Cage Cash does not include any cash float that is supplied by, or the property of, a Gaming Authority.”

“Liquidity” means the sum of (i) the amount by which the aggregate amount of the Revolving Facility Commitments then in effect exceed the then outstanding Obligations plus (ii) Unrestricted Cash of the Obligors.”

“Liquidity Forecast” means the forecast prepared by a senior officer of the Borrower of the Borrower’s Liquidity determined on a weekly basis for the period commencing April 1, 2021 and ending on December 31, 2021 attached hereto as Schedule C.”

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held by the Obligors which is subject to a valid first charge under the Security Documents and not otherwise subject to any Lien or restriction which would restrict the use thereof by the Obligors and, for greater certainty, “Unrestricted Cash” includes Cage Cash.”

SCHEDULE B – APPLICABLE MARGIN

Pricing Level	Total Leverage Ratio	Bankers’ Acceptances/ Letters of Credit / LIBOR Loans	Prime Rate Loans / USBR Loans	Undrawn Fee
5	N/A	5.00%	3.50%	1.25%
4	>4.00x ≤ 5.00x	4.00%	2.50%	1.00%
3	< 4.00x ≥ 3.00x	3.50%	2.00%	0.875%
2	< 3.00x ≥ 2.00x	3.25%	1.75%	0.8125%
1	<2.00x	3.00%	1.50%	0.75%

SCHEDULE C—LIQUIDITY FORECAST

(see attached)